Exhibit 99

Accenture Names Bhaskar Ghosh Chief Strategy Officer;

Simon Eaves Appointed Managing Director of UK and Ireland;

Olly Benzecry Continues as Chairman of Accenture in UK and Ireland

NEW YORK; Oct. 5, 2020 — Accenture (NYSE: ACN) today announced changes to its Global Management Committee, with the appointment of a new chief strategy officer and leadership moves in its U.K. and Ireland business.

Bhaskar Ghosh has been named chief strategy officer, effective immediately, with responsibility for the company's strategy and investments, including ventures and acquisitions. He will continue to lead strategy for Accenture’s Industry X business, which includes digital manufacturing and intelligent products and platforms. Ghosh most recently served as advisor to Julie Sweet, Accenture’s chief executive officer, on critical areas including growth and investment strategy, business performance, organizational effectiveness and restructuring. Previously, Ghosh was group chief executive of Accenture Technology Services, directing strategy and investments, and leading platforms, products and global technology delivery.

“Bhaskar brings incredible vision and business acumen to his new role as chief strategy officer,” said Sweet. “Under his leadership, he helped grow Accenture into a technology industry powerhouse and expanded our data, cloud and security offerings. His vast experience will be invaluable as we invest to help our clients become cloud first and transform every aspect of their businesses with technology. Bhaskar’s long track record of creating “tech for good” and commitment to inclusion and diversity make him ideal to help us drive responsible business by design into every aspect of our strategy.”

Simon Eaves has been appointed managing director of Accenture in the U.K. and Ireland, effective Jan. 1, 2021, with overall responsibility for Accenture’s industries and services in those countries. Eaves, a 20-year veteran of Accenture, was group chief executive of Accenture’s Products organization, serving clients in the consumer goods, retail and travel services; industrial; and life sciences industries. His roles included leading digital transformation across the enterprise, global zero-based budgeting, and implementing next-generation technology platforms. Most recently, he served as chief strategy officer, driving the rapid evolution of Accenture’s industry points of view on COVID-19 and its global ventures & acquisitions strategy. Simon is an advocate of inclusion and diversity, including being a passionate supporter of Accenture’s LGBTQ ally program.

Olly Benzecry, who has served as managing director and chairman of Accenture in the U.K. and Ireland since 2011, will continue as chairman until he retires at the end of August 2021.

“I am grateful to Olly for the tremendous impact he has made in his 28 years at Accenture as a force in our business, a role model for our people and a committed advocate for our communities, most recently as he led the announcement of our ethnicity goals in the UK,” said Sweet. “I am pleased he will continue in his role as chairman until retiring next year. As Simon assumes overall leadership of our business in the U.K. and Ireland, I’m confident that his seasoned expertise and commitment to our people and workplace equality will strengthen and grow Accenture in this critical market.”

About Accenture

Accenture is a leading global professional services company, providing a broad range of services in strategy and consulting, interactive, technology and operations, with digital capabilities across all of these services. We combine unmatched experience and specialized capabilities across more than 40 industries — powered by the world’s largest network of Advanced Technology and Intelligent Operations centers. With 506,000 people serving clients in more than 120 countries, Accenture brings continuous innovation to help clients improve their performance and create lasting value across their enterprises. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com